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                                                                     Exhibit 21

                          Subsidiaries of ChiRex Inc.
                          ---------------------------


          ChiRex America, Inc.
          ChiRex Technology Center, Inc.
          ChiRex (Holdings) Limited
          ChiRex (Dudley) Limited
          ChiRex (Annan) Limited